Exhibit 99.1

WATERSTONE FINANCIAL, INC.

WATERSTONE BANK

11200 W. PLANK CT.

WAUWATOSA, WI 53226

Contact:

Mark R. Gerke

Chief Financial Officer

414.459.4012

markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL DECLARES REGULAR QUARTERLY CASH DIVIDEND

Wauwatosa, Wis. — 09/26/2023  —  Waterstone Financial, Inc. (Waterstone) today announced a strategic decision to reduce its dividend payout as part of a broader initiative to optimize capital allocation. This move is aimed at enhancing shareholder value through stock buybacks, which we believe will generate long-term benefits for both Waterstone and its shareholders. Today the Board of Directors declared a quarterly dividend of $0.15 per common share. The dividend will be payable November 1, 2023, to shareholders of record at the close of business on October 9, 2023.

The decision reflects Waterstone’s commitment to allocating capital more efficiently. The reduction in the dividend will be reallocated to efforts to repurchase shares at pricing levels that remain below tangible book value per share. “Reallocating capital towards stock buybacks is a prudent strategic move, given the current market dynamics and our strong financial position,” said Douglas Gordon, Chief Executive Officer of Waterstone Financial, Inc. “This decision aligns with our continued commitment to enhancing shareholder value.”

Based on yesterday's closing price, this dividend results in an annualized yield of 5.17%. While we continue to provide significant shareholder returns through buybacks and dividends, we also maintain a capital to assets ratio of 15.9% as of June 30, 2023; well above regulatory requirements and our peers. The continuance of a strong capital position is prudent given the uncertain interest rate and economic environments.

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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